UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2010

OSPREY VENTURES INC.
(Exact name of registrant as specified in its charter)

Wyoming
(State or other jurisdiction of incorporation)

000-54008
(Commission File Number)

26-0665571
(IRS Employer Identification No.)

8 Hart Avenue, 15 Floor, Flat D, Tsim Sha Tsui, Kowloon, Hong Kong
(Address of principal executive offices and Zip Code)

(888) 755-9766
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement

Item 2.01	Completion of Acquisition of Assets

On August 23, 2010 we entered into three agreements with TAC Gold Inc. in regards to the acquisition of certain property interests. The interests that we have acquired are as follows:

  An option to acquire a 70% interest in a mineral exploration property called the “Belleville” property in Mineral County, Nevada. TAC Gold has an underlying option agreement with Minquest Inc. for the acquisition of a 100% interest in the property (under which agreement Minquest has retained a 3% net smelter return royalty);

  An option to acquire a 35% interest in a mineral exploration property called the “Goldfield West” property in Esmeralda County, Nevada. TAC Gold has an underlying option agreement with Minquest Inc. for the acquisition of a 100% interest in the property; and
  A right of first refusal on an additional exploration property called the “Iowa Canyon” property in Ladner County, Nevada for period of 12 months.

Pursuant to the terms of the above noted option agreements, we have assumed the obligations of TAC Gold under their option agreements with Minquest. In regards to the option agreement for the Belleville property, that consists of:

  Making payments in the aggregate amount of $190,000 in annual periodic payments ranging from $20,000 to $50,000, to the sixth anniversary of the underlying option agreement.

  Incurring exploration expenditures in the aggregate amount of $1,420,000 in annual amounts ranging from $100,000 to $400,000, to the seventh anniversary of the underlying option agreement.

In regards to the option agreement for the Goldfield West property, the assumed obligations consist of:

  Making payments in the aggregate amount of $280,000 in annual periodic payments ranging from $30,000 to $70,000, to the seventh anniversary of the underlying option agreement.

  Incurring exploration expenditures in the aggregate amount of $2,200,000 in annual amounts ranging from $200,000 to $500,000, to the seventh anniversary of the underlying option agreement.

In addition, TAC Gold is required to make certain share issuances to Minquest under the terms of the option agreements between them (700,000 shares in regards to the Belleville property and 1,000,000 shares in regards to the Goldfield West Property, periodically over the terms of the agreements). We are obligated to reimburse TAC Gold in either cash for the fair market value of the TAC Gold shares that are issued to Minquest or in the issuance of the equivalent value of Osprey Venture shares as have a market value equal to the amount of the payment then due. The common shares of TAC Gold are listed for trading on the Canadian National Stock Exchange.

Belleville Project

The Belleville Project, which will be our primary focus in the near term, is approximately 175 miles south-southeast of Reno, Nevada and approximately 250 miles northwest of Las Vegas, Nevada. Nearby recent and historic mines include the Candelaria Silver Mine (ten miles to the east), and the Marietta Mine (six miles to the west). Both of these past producing mines lie within the Walker Lane structural and mineral belt, as does the Belleville project. The project is comprised of thirty-four, unpatented mining claims (approximately 680 acres) on land administered by the US Bureau of Land Management (BLM).

Exposed rocks at Belleville are meta-sediments and meta-volcanics of the Triassic Excelsior formation which have been subjected to moderate to high grade metamorphism.. Also exposed on the property is a granite intrusion of late Mesozoic age. This granite is mostly fresh, but a thin sliver of it at the range front is subjected to shearing, as are the meta-sediments. Several old prospect pits and adits are developed along two semi-parallel shears in the Excelsior package. The shears contain quartz veins, stockworks and varying amounts of iron and copper minerals. Rock chip samples from these workings revealed as much as 53 parts per million (ppm) gold.

Exploration efforts to date have consisted of the mapping and sampling program, geophysical surveys, and a limited Reverse Circulation (RC) drilling program in 2009. The drilling to date has been confined to a single drill site along the range front. Previously, time and monetary constraints prevented road building and drilling of the desired targets. Drill testing of identified targets is being proposed for 2011.

The description of the above agreements with TAC Gold and Minquest are qualified in their entirety by reference to the copies of such agreements included as exhibits 10.1, 10.2 and 10.3 to this current report.

Item 9.01	Financial Statements and Exhibits

10.1	Property Option Agreement with TAC Gold Inc. dated August 23, 2010.

10.2	Property Option Agreement with TAC Gold Inc. dated August 23, 2010.

10.3	Letter Agreement with TAC Gold Inc. accepted August 23, 2010.

10.4	Subscription Agreement with Citiglory Consultants Limited dated August 23, 2010 and Form of Convertible Note

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSPREY VENTURES INC.
/s/ Ma Cheng Ji
Ma Cheng Ji
President

Date: August 25, 2010